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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Amkor Technology, Inc. of our report dated January 29, 2003, except for the information in Note 8 describing the sale of the Company's investment in ASI for which the date is March 24, 2003 and the information in
Note 2 for which the date is May 9, 2003 relating to the financial statements and financial statement schedule, which appears in Amkor Technology Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

     /s/ PricewaterhouseCoopers LLP

     Philadelphia, Pennsylvania

     July 9, 2003